Exhibit 10.17

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into between RigNet, Inc. (“Employer” or “Company”) and Charles E. Schneider (“Executive”) (Employer and Executive are collectively referred to herein as the “Parties”) as of February 2, 2018 (the “Execution Date”).

RECITALS

WHEREAS, this Agreement is executed in connection with the mutually agreed separation of Executive’s employment under that certain Employment Agreement between Employer and Executive dated November 24, 2015 (the “Original Employment Agreement”), as amended by that certain Letter Agreement, dated April 20, 2016 (the “First Amendment”, and collectively with the Original Employment Agreement, the “Employment Agreement”). Executive’s last day of employment with Employer was December 27, 2017 (the “Separation Date”);

AGREEMENT

1. Separation. After the Separation Date, Executive will not represent himself as being an executive, officer, director, attorney, agent or representative of Employer for any purpose. As of the Separation Date the Executive will resign from all positions with the Company and its affiliates without any further action on his part. Except as otherwise set forth in this Agreement and the Release of Claims Agreement (a form of which is attached hereto as Exhibit A, the “Release Agreement”), the Separation Date will be the employment termination date for Executive for all purposes, meaning Executive will no longer be entitled to any further compensation, monies or other benefits from Employer, including coverage under any benefits plans or programs sponsored by Employer, except as otherwise provided in this Agreement. Nothing contained herein shall constitute a waiver of Employer’s obligations set forth in this Agreement (i) to make COBRA payments for or on behalf of Executive, (ii) to make future retention payments owed to Executive, to (iii) pay share entitlements owed to Executive or (iv) to pay Executive $20,000.00 for outplacement services.

2. Release Agreement. The Release Agreement is incorporated by reference into this Agreement as if the entire Release Agreement were set forth fully herein. Once executed by Executive, the executed Release Agreement shall be incorporated herein by reference for all purposes.

3. Existing Separation Payments. Pursuant to the Employment Agreement and in consideration for Executive’s agreements stated in this Agreement and the Release Agreement, if Executive signs, delivers to the Company this Agreement and the Release Agreement, and does not revoke either of this Agreement or the Release Agreement, the Company shall pay Executive $828,750.00 plus any earned but unpaid base salary and accrued but unused vacation, less any applicable withholding.

4. COBRA. Pursuant to the Employment Agreement and in consideration for Executive’s agreements stated in this Agreement and the Release Agreement, if Executive signs, delivers to the Company this Agreement and the Release Agreement, and does not revoke either of this Agreement or the Release Agreement, the Company shall pay Executive $17,720.04 in lieu of any obligation to make any payments for medical, dental and vision plan benefits in any agreement with Executive or otherwise..

5. Retention Payments. The Company will pay those amounts listed in that certain letter from Steven Pickett, Company’s Chief Executive Officer and President, to Executive dated March 28, 2017, on the dates stated in that letter. The March 28, 2017, letter is incorporated herein by reference, for all purposes.

6. 2015 Restricted Stock Award Agreement. The Company and Executive acknowledge and agree that 1,120 shares of Company common stock vested on or before the Separation Date, pursuant to that certain Restricted Stock Award Agreement dated as of December 8, 2015 by and between the Company and Executive (the “2015 RSA”) and that all other shares subject to the 2015 RSA shall be forfeited to the Company on the Separation Date. The terms of the 2015 RSA continue in full force and effect.

7. 2015 Incentive Stock Option Award Agreement. The Company and Executive acknowledge and agree that options on 5,212 shares of Company common stock vested on or before the Separation Date, pursuant to that certain Incentive Stock Option Award Agreement dated as of December 8, 2015, by and between the Company and Executive (the “2015 ISO”) and that all other options on shares pursuant to the 2015 ISO shall be forfeited and become null and void. The Company and Executive agree that Executive may exercise any or all of the options for shares pursuant to the 2015 ISO on or before March 27, 2018. The terms of the 2015 ISO continue in full force and effect.

8. 2016 Performance Unit Award Agreement. Pursuant to that certain Performance Unit Award Agreement effective as of January 1, 2016, by and between Company and Executive (the “2016 Performance Award”), on the Payment Date (as defined in the 2016 Performance Award), the Company will pay pursuant to the terms and conditions of Section 5(a) of the 2016 Performance Award, that number of shares calculated pursuant to Section 5(b) and 5(c) of the 2016 Performance Award and no shares calculated pursuant to Section 5(d) of the 2016 Performance Award. The terms of the 2016 Performance Award continue in full force and effect.

9. 2016 Restricted Stock Unit Award Agreement. The Company and Executive acknowledge and agree that 7000 shares of Company common stock vested prior to the Separation Date pursuant to that certain Restricted Stock Unit Award Agreement dated as of March 10, 2016, by and between Company and Executive (the “2016 RSU”) and that all other restricted stock units subject to the 2016 RSU shall be forfeited to the Company on the Separation Date. The terms of the 2016 RSU continue in full force and effect.

10. 2016 Restricted Stock Award Agreement. The Company and Executive acknowledge and agree that 6,500 shares of Company common stock vested on or before the Separation Date, pursuant to that certain Restricted Stock Award Agreement dated as of March 10, 2016, by and between the Company and Executive (the “2016 RSA”) and that all other shares subject to the 2016 RSA shall be forfeited to the Company on the Separation Date. The terms of the 2016 RSA continue in full force and effect.

11. 2017 Performance Unit Award Agreement. Pursuant to that certain Amended and Restated Performance Unit Award Agreement effective as of January 1, 2017, by and between Company and Executive (the “2017 Performance Award”), on the Payment Date (as defined in the 2017 Performance Award), the Company will pay pursuant to the terms and conditions of Section 5(a) of the 2017 Performance Award, that number of shares calculated pursuant to Section 5(b) of the 2017 Performance Award and no shares calculated pursuant to Section 5(c) or Section 5(d) of the 2017 Performance Award. The terms of the 2017 Performance Award continue in full force and effect.

12. 2017 Restricted Stock Award Agreement. The Company and Executive acknowledge and agree that no shares of Company common stock vested on prior to the Separation Date, pursuant to that certain Restricted Stock Award Agreement dated as of March 15, 2017 by and between the Company and Executive (the “2017 RSA”) and that all other shares subject to the 2017 RSA shall be forfeited to the Company on the Separation Date. The terms of the 2017 RSA continue in full force and effect.

13. Recording of Share Releases. , Employer shall pay the shares set forth in Paragraph 9 to Executive’s account at Solium Shareworks on June 28, 2018.

14. Outplacement Services. Pursuant to the Employment Agreement and in consideration for Executive’s agreements stated in this Agreement and the Release Agreement, if Executive signs, delivers to the Company this Agreement and the Release Agreement, and does not revoke either of this Agreement or the Release Agreement, the Company shall pay Executive $20,000.00 in lieu of any obligation to make any payments for outplacement services in any agreement with Executive or otherwise.

15. Mutual Non-Disparagement. The Company agrees, except as may be required by law, to refrain from making or publishing any statements, claims, allegations or assertions which it believes have or may reasonably be expected to have the effect of demeaning the name or business reputation of Executive and shall cause its employees, officers, directors, agents or advisors to be similarly bound when serving in such capacity. Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of the Company, or any of its employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected to adversely affect) the best interests (economic or otherwise) of any of them. The parties agree that nothing in this Section 15 shall preclude either party or any other person referenced in this Section 15 from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights under this Agreement. This Section does not in any way restrict or impede the Executive from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement.

16. Reasonable Cooperation. Executive agrees to cooperate with the Company, at mutually convenient times and places, in connection with any ongoing administrative, regulatory or litigation proceedings or such like matters that may arise in the future, as to matters regarding which the Executive may have personal knowledge because of his employment with the Company; provided that in no event will Executive be required to provide any such cooperation if such cooperation is materially adverse to Executive’s legal interests. Such cooperation will include being interviewed by representatives of the Company, and participating in such proceedings by deposition and testimony at trial. To the extent possible, the Company will limit Executive’s cooperation to regular business hours. In any event, any request for Executive’s cooperation will take into account Executive’s other personal and business commitments. The Company will promptly reimburse Executive for all reasonable expenses and costs Executive may incur as a result of providing such assistance, including travel costs, provided the Company receives proper documentation with respect to all claimed expenses and costs. Executive will provide up to forty (40) hours of cooperation, in the aggregate in the first twelve months after the date of this Agreement and up to forty (40) hours of cooperation, in the aggregate thereafter, without further compensation; however, hours above and beyond each of these limitations will be billed by and promptly paid to Executive at a rate of $250.00 per hour.

17. Rights Not Affected. Notwithstanding any other provision of this Agreement or the Release Agreement to the contrary, (i) Executive retains all rights to indemnification under the Company’s articles of incorporation, bylaws or any other written agreement with the Company; (ii) the Company retains all rights under any confidentiality, non-disclosure or intellectual property assignment obligation, whether by agreement or at law, of Executive.

18. Non-Assignment. No party may assign this Agreement in whole or in part. Any purported assignment by either party shall be null and void from the initial date of the purported assignment.

19. Confidentiality. Executive and Employer agree and covenant that neither party shall disclose any of the terms of or amounts paid under this Agreement or the Release of Claims Agreement, or the negotiation hereof and thereof, to any individual or entity; provided, however, that Executive will not be prohibited from making disclosures to his attorney, tax advisors and/or immediate family members, or as may be required by law, and that Company will not be prohibited from making disclosures as required under securities laws.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

RIGNET, INC.

By:	/s/ Steven Pickett
Name: Steven Pickett
Title President and CEO

/s/ Charles E. Schneider
Charles E. Schneider

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (this “Agreement”) is entered into between RigNet, Inc. (“Employer”) and Charles E. Schneider (“Executive”) (Employer and Executive are collectively referred to herein as the “Parties”) as of February 2, 2018 (the “Execution Date”)

This Agreement is executed in connection with the mutually agreed separation of Executive’s employment under that Employment Agreement between Employer and Executive dated November 24, 2015 (the “Original Employment Agreement”), as amended by that certain Letter Agreement, dated April 20, 2016 (the “First Amendment”, and collectively with the Original Employment Agreement, the “Employment Agreement”) and the Separation Agreement, dated February 2, 2018, by and between Executive and the Company (the “Separation Agreement”). Executive’s last day of employment with Employer was December 27, 2017 (the “Separation Date”). After the Separation Date, Executive will not represent himself as being an executive, officer, director, attorney, agent or representative of Employer for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for Executive for all purposes, meaning Executive will no longer be entitled to any further compensation, monies or other benefits from Employer, including coverage under any benefits plans or programs sponsored by Employer, except as otherwise provided in the Separation Agreement.

1. Return of Property. By the date of Executive’s termination from Employer, Executive must return all company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Employer property in Executive’s possession.

2. Executive Representations. In exchange for the separation consideration described in the Separation Agreement, which Executive acknowledges to be good and valuable consideration for his obligations hereunder, Executive hereby represents that he intends to irrevocably and unconditionally fully and forever release and discharge any and all claims he may have, has ever had or may in the future have against Employer arising out of or in any way related to his hire, benefits, employment or separation from employment with Employer. Executive specifically represents, warrants and confirms that, other than with respect to Employer’s post-termination obligations under the Separation Agreement: (a) he has no claims, complaints or actions of any kind filed against Employer with any court of law, or local, state or federal government or agency (b) he has been properly paid for all hours worked for Employer, and that all commissions, bonuses and other compensation due to him have been paid, including his final payroll for his salary and any other unpaid compensation through the Separation Date above, which will paid on the next regularly scheduled payroll date. Any vested benefits under any of Employer’s Executive benefit plans are excluded and shall be governed by the terms of the applicable plan document, award agreements and applicable provisions of the Separation Agreement. Executive specifically represents, warrants and confirms that he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of Employer. If any of these statements are not true, Executive cannot sign this Agreement and must notify Employer immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify Executive from receiving these benefits, but will require Employer review and consideration.

3. General Release and Waiver of Claims.

(a) In exchange for the consideration provided in this Agreement, Executive and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge Employer and all subsidiaries and affiliates of Employer (collectively, the “Employer Group”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, (collectively “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to (i) Executive’s hire, benefits, employment, termination or separation from employment with Employer Group, except as otherwise provided herein, and (ii) any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter that existed or arose on or before, and including, the date of his execution of this Agreement, including, but not limited to (A) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, the Texas Workers’ Compensation Act, any claims arising under the Texas Labor Code that may be legally waived and released including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act and amendments to those laws as well as any claims under local statutes and ordinances that may be legally waived and released, and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released governing Executive’s employment with Employer Group or Executive’s rights, or Employer Group’s obligations, in connection with any of the foregoing; and (B) any tort and/or contract and quasi-contract claims, including, but not limited to, any claims of tortious interference with contract, claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation and separation allowances or entitlements, wrongful discharge, all claims for fraud, slander, libel, defamation, disparagement, intentional infliction of emotional distress, invasion of privacy, non-physical injury, personal injury or sickness or any other harm, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. However, this general release of claims excludes and Executive does not waive, release or discharge any (I) right to file an administrative charge or complaint with the Equal Employment Opportunity

Commission, the Texas Workforce Commission Civil Rights Division, or other administrative agency, although Executive waives any right to monetary relief related to such a charge; (II) claims under state workers’ compensation or unemployment laws; (III) indemnification rights Executive has against Employer Group, and/or any other claims that cannot be waived by law; or (IV) rights or Claims arising out of the Separation Agreement.

(b) In further consideration of the payments and benefits provided to Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge Employer Group from any and all Claims, whether known or unknown, from the beginning of time to the date of Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act, (“ADEA’’), as amended, and its implementing regulations.

(c) Nothing contained herein or in the Separation Agreement shall constitute a waiver of Employer’s obligations set forth in the Separation Agreement (i) to make COBRA payments for or on behalf of Executive, (ii) to make future retention payments owed to Executive, to (iii) pay share entitlements owed to Executive or (iv) to pay Executive $20,000.00 for outplacement services.

4. Knowing and Voluntary Acknowledgement. By signing this Agreement, Executive hereby acknowledges and confirms that: (i) Executive has read this Agreement in its entirety and understands all of its terms; (ii) Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) Executive was given at least 21 days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) Executive understands that he has seven days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation in accordance with Section 15 below before the end of such seven-day period; (vii) Executive understands that the release contained in this Section 4 does not apply to rights and claims that may arise after the date on which Executive signs this Agreement; and (viii) Executive understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with Employer Group. This Agreement shall not become effective, until the eighth day after Executive and Employer execute this Agreement. Such date shall be the Effective Date of this Agreement. Payments due to Executive hereunder and in the Separation Agreement shall be made on the Effective Date or as otherwise agreed hereunder or in the Separation Agreement. In the event of revocation by Executive as described in clause (vi) above, the Employer shall have the option of treating this Agreement as null and void in its entirety.

5. Confidentiality. Executive and Employer agree and covenant that neither party shall disclose any of the terms of or amounts paid under this Agreement or the Separation Agreement, or the negotiation hereof and thereof, to any individual or entity; provided, however, that Executive will not be prohibited from making disclosures to his attorney, tax advisors and/or immediate family members, or as may be required by law, and that Company will not be prohibited from making disclosures as required under securities laws.

6. Remedies. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damage or other available forms of relief. Should Executive fail to abide by any of the terms of this Agreement or post-termination obligations contained herein, or if he revokes the ADEA release contained in Section 3(b) within the seven-day revocation period described in Section 4, Employer may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under the provisions of this Agreement or the Separation Agreement or terminate any benefits or payments that are later due under this Agreement or the Separation Agreement, without waiving the releases provided herein.

7. Non-Assignment. Neither party may assign this Agreement in whole or in part. Any purported assignment by either party shall be null and void from the initial date of the purported assignment.

8. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles. Each Party hereby irrevocably submits the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of this Agreement.

9. Entire Agreement. Unless specifically provided herein, this Agreement and the Separation Agreement contain all the understandings and representations between Executive and Employer pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that this Agreement and the Separation Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement or the Employment Agreement.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

11. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14. Nonadmission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of Employer.

15. Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to Employer shall be sent to 15115 Park Row, Suite 300, Houston, Texas 77084 attention: General Counsel. Notices and communications to Executive shall be sent to the address Executive most recently provided to Employer.

16. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

17. Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

RIGNET, INC.

By:	/s/ Steven Pickett
Name: Steven Pickett
Title President & CEO

/s/ Charles E. Schneider
Charles E. Schneider

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